UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. ________)*
Baudax Bio, Inc.
(Name of Issuer)
Common Stock, $0.01 par value
(Title of Class of Securities)
730864204
(CUSIP Number)
December 2, 2019
(Date of Event which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
  Rule 13d-1(b)
X  Rule 13d-1(c)
 Rule 13d-1(d)
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Corsair Capital Partners, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

332,718

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

332,718

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

332,718

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

3.56%

12.	TYPE OF REPORTING PERSON

PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Corsair Capital Partners 100, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

42,011

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

42,011

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

42,011

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 1%

12.	TYPE OF REPORTING PERSON

PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Corsair Select, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

325,434

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

325,434

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

325,434

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

3.48%

12.	TYPE OF REPORTING PERSON

PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Corsair Select 100, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

42,872

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

42,872

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

42,872

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 1%

12.	TYPE OF REPORTING PERSON

PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Corsair Capital Investors, Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

33,594

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

33,594

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

33,594

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 1%

12.	TYPE OF REPORTING PERSON

CO

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Corsair Select Master Fund, Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

43,774

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

43,774

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

43,774

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 1%

12.	TYPE OF REPORTING PERSON

CO

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Corsair Capital Management, L.P

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

820,403

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

820,403

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

820,403

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.77%

12.	TYPE OF REPORTING PERSON

IA; PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Jay R. Petschek

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

820,403

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

820,403

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

820,403

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.77%

12.	TYPE OF REPORTING PERSON

IN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Steven Major

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

820,403

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

820,403

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

820,403

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.77%

12.	TYPE OF REPORTING PERSON

IN

This statement was filed with respect to the common stock of Baudax Bio, Inc. (The “Issuer”) beneficially owned by the Reporting Persons identified below as of December 12, 2019.

Item 1.
(a)	Name of Issuer: Baudax Bio, Inc

(b)	Address of Issuer’s Principal Executive Offices: 490 Lapp Road Malvern, PA 19355 United States

Item 2.
(a)
Name of Person Filing
The names of the persons filing this statement on Schedule 13G (collectively, the “Reporting Persons”) are:
•    Corsair Capital Partners, L.P. (“Corsair Capital”)
•    Corsair Capital Partners 100, L.P. (“Corsair 100”)
•    Corsair Select L.P. (“Corsair Select”)
•    Corsair Select 100 L.P. (“Select 100”)
•    Corsair Capital Investors, Ltd (“Corsair Investors”)
•    Corsair Select Master Fund, Ltd. (“Select Master”)
•    Corsair Capital Management, L.P. (“Corsair Management”)
•    Jay R. Petschek (“Mr. Petschek”) and
•    Steven Major (“Mr. Major”)

Corsair Management acts as the investment manager of Corsair Capital, Corsair 100, Corsair Select, Select 100, Corsair Investors and Select Master.  Messrs. Petschek and Major are the controlling persons of Corsair Management.

(b)
Address of the Principal Office or, if none, residence
 The principal business address for each of Corsair Capital, Corsair 100, Corsair Select, Select 100,  Corsair Management, Mr. Petschek and Mr. Major is 366 Madison Ave, 12th floor, New York, NY 10017.

The principal business address for each of Corsair Investors and Select Master is M&C Corporate Services Ltd, Box 309, George Town, Cayman Islands KY1-1104.

(c)
Citizenship
Each of Corsair Capital, Corsair 100, Corsair Select, Select 100 and Corsair Management is a limited partnership formed under the laws of the State of Delaware.  Each of Corsair Investors and Select Master is an exempted company formed under the laws of the Cayman Islands.  Each of Mr. Petschek and Mr. Major is a citizen of the United States.

(d)	Title of Class of Securities Common Stock, $0.01 par value per share (“Common Stock”)

(e)	CUSIP Number 07160F107

Item 3.  If this statement is filed pursuant to 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:
Not Applicable.
Item 4.  Ownership.

(a)
Amount beneficially owned:  Collectively, the Reporting Persons beneficially own 820,403 shares of Common Stock.
•    Corsair Capital individually owns 332,718 shares of Common Stock.
•    Corsair 100 individually owns 42,011 shares of Common Stock.
•    Corsair Select individually owns 325,434 shares of Common Stock.
•    Select 100 individually owns 42,872 shares of Common Stock.
•    Corsair Investors individually owns 33,594 shares of Common Stock.
•    Select Master individually owns 43,774 shares of Common Stock.
•    Corsair Management, as the investment manager of each of Corsair Capital, Corsair 100, Corsair Select, Select 100, Corsair Investors and Select Master  is deemed to beneficially own 820,403 shares of Common Stock.

•    Mr. Petschek, as a controlling person of Corsair Management, is deemed to individually beneficially own 820,403 shares of Common Stock.
•    Mr. Major, as a controlling person of Corsair Management, is deemed to individually beneficially own 820,403 shares of Common Stock.

(b)
Percent of class:  Collectively, the Reporting Persons beneficially own 820,403 shares of Common Stock, representing 8.77% of all of the outstanding shares of Common Stock based on the 9,350,709 outstanding shares of Common Stock as reported on the Issuer’s Form S-3 filed on December 6, 2019.

Corsair Capital’s individual ownership of 332,718 shares of Common Stock represents 3.56% of all the outstanding shares of Common Stock.

Corsair 100’s individual ownership of 42,011 shares of Common Stock represents less than 1% of all the outstanding shares of Common Stock.

Corsair Select’s individual ownership of 325,434 shares of Common Stock represents 3.48% of all the outstanding shares of Common Stock.

Select 100’s individual ownership of 42,872 shares of Common Stock represents less than 1% of all the outstanding shares of Common Stock.

Corsair Investors’ individual ownership of 33,594 shares of Common Stock represents less than 1% of all the outstanding shares of Common Stock.

Select Master’s individual ownership of 43,774 shares of Common Stock represents less than 1% of all the outstanding shares of Common Stock.

Corsair Management’s beneficial ownership of 820,403 shares of Common Stock represents 8.77% of all the outstanding shares of Common Stock.

The 820,403 shares of Common Stock deemed to be beneficially owned by Mr. Petschek represents 8.77% of all the outstanding shares of Common Stock.

The 820,403 shares of Common Stock deemed to be beneficially owned by Mr. Major represents 8.77% of all the outstanding shares of Common Stock.

(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or to direct the vote shares of Common Stock Not Applicable

(ii)
Shared power to vote or to direct the vote.

Corsair Capital, Corsair Management, Mr. Petschek and Mr. Major have shared power to vote or direct the vote for 332,718 shares of common Stock owned by Corsair Capital.

Corsair 100, Corsair Management, Mr. Petschek and Mr. Major have shared power to vote or direct the vote for 42,011 shares of common Stock owned by Corsair 100.

Corsair Select, Corsair Management, Mr. Petschek and Mr. Major have shared power to vote or direct the vote for 325,434 shares of common Stock owned by Corsair Select.

Select 100, Corsair Management, Mr. Petschek and Mr. Major have shared power to vote or direct the vote for 42,872 shares of common Stock owned by Select 100.

Capital Investors, Corsair Management, Mr. Petschek and Mr. Major have shared power to vote or direct the vote for 33,594 shares of common Stock owned by Corsair Investors.

Select Master, Corsair Management, Mr. Petschek and Mr. Major have shared power to vote or direct the vote for 43,774 shares of common Stock owned by Select Master.

(iii)	Sole power to dispose or to direct the disposition of shares of Common Stock Not Applicable

(iv)
Shared power to dispose or to direct the disposition of:

Corsair Capital, Corsair Management, Mr. Petschek and Mr. Major have shared power to dispose or direct the disposition of the 332,718 shares of common Stock owned by Corsair Capital.

Corsair 100, Corsair Management, Mr. Petschek and Mr. Major have shared power to dispose or direct the disposition of the 42,011 shares of common Stock owned by Corsair 100.

Corsair Select, Corsair Management, Mr. Petschek and Mr. Major have shared power to dispose or direct the disposition of the 325,434 shares of common Stock owned by Corsair Select.

Select 100, Corsair Management, Mr. Petschek and Mr. Major have shared power to dispose or direct the disposition of the 42,872 shares of common Stock owned by Select 100.

Capital Investors, Corsair Management, Mr. Petschek and Mr. Major have shared power to dispose or direct the disposition of the 33,594 shares of common Stock owned by Corsair Investors.

Select Master, Corsair Management, Mr. Petschek and Mr. Major have shared power to dispose or direct the disposition of the 43,774 shares of common Stock owned by Select Master.

Item 5.  Ownership of Five Percent or Less of a Class.
Not Applicable.
Item 6.  Ownership of More than Five Percent on Behalf of Another Person.
Not Applicable.
Item 7.  Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
Not Applicable.
Item 8.  Identification and Classification of Members of the Group.
See Exhibit B.
Item 9.  Notice of Dissolution of Group.
Not Applicable.
Item 10.  Certification.
By signing below the undersigned certifies that, to the best of its or his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 12, 2019

CORSAIR CAPITAL PARTNERS, L.P. By: Corsair Capital Advisors, L.L.C., General Partner
By:	/s/ Jay R. Petschek
Jay R. Petschek, Managing Member

CORSAIR CAPITAL PARTNERS 100, L.P. By: Corsair Capital Advisors, L.L.C., General Partner
By:	/s/ Jay R. Petschek
Jay R. Petschek, Managing Member

CORSAIR SELECT, L.P. By: Corsair Select Advisors, L.L.C., General Partner
By:	/s/ Jay R. Petschek
Jay R. Petschek, Managing Member

CORSAIR SELECT 100, L.P. By: Corsair Select Advisors, L.L.C., General Partner
By:	/s/ Jay R. Petschek
Jay R. Petschek, Managing Member

CORSAIR CAPITAL INVESTORS, LTD. By: Corsair Capital Management, L.P., Attorney-in-Fact By: Corsair Capital Management GP, L.L.C., General Partner
By:	/s/ Jay R. Petschek
Jay R. Petschek, Managing Member

CORSAIR SELECT MASTER FUND, LTD. By: Corsair Capital Management, L.P., Attorney-in-Fact By: Corsair Capital Management GP, L.L.C., General Partner
By:	/s/ Jay R. Petschek
Jay R. Petschek, Managing Member

CORSAIR CAPITAL MANAGEMENT, LP. By: Corsair Capital Management GP, L.L.C., General Partner
By:	/s/ Jay R. Petschek
Jay R. Petschek, Managing Member

/s/ Jay R. Petschek
Jay R. Petschek

/s/ Steven Major
Steven Major

EXIBIT A
JOINT FILING AGREEMENT

The Undersigned hereby agree that the statement on Schedule 13G with respect to the Common Stock of Baudax Bio, Inc, dated as of this December 12, 2019 is, and any further amendments thereto signed by each of the undersigned shall be, filled on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1 k) under the Securities Exchange Act of 1934, as Amended.

Dated: December 12, 2019

CORSAIR CAPITAL PARTNERS, L.P. By: Corsair Capital Advisors, L.L.C., General Partner
By:	/s/ Jay R. Petschek
Jay R. Petschek, Managing Member

CORSAIR CAPITAL PARTNERS 100, L.P. By: Corsair Capital Advisors, L.L.C., General Partner
By:	/s/ Jay R. Petschek
Jay R. Petschek, Managing Member

CORSAIR SELECT, L.P. By: Corsair Select Advisors, L.L.C., General Partner
By:	/s/ Jay R. Petschek
Jay R. Petschek, Managing Member

CORSAIR SELECT 100, L.P. By: Corsair Select Advisors, L.L.C., General Partner
By:	/s/ Jay R. Petschek
Jay R. Petschek, Managing Member

CORSAIR CAPITAL INVESTORS, LTD. By: Corsair Capital Management, L.P., Attorney-in-Fact By: Corsair Capital Management GP, L.L.C., General Partner
By:	/s/ Jay R. Petschek
Jay R. Petschek, Managing Member

CORSAIR SELECT MASTER FUND, LTD. By: Corsair Capital Management, L.P., Attorney-in-Fact By: Corsair Capital Management GP, L.L.C., General Partner
By:	/s/ Jay R. Petschek
Jay R. Petschek, Managing Member

CORSAIR CAPITAL MANAGEMENT, LP. By: Corsair Capital Management GP, L.L.C., General Partner
By:	/s/ Jay R. Petschek
Jay R. Petschek, Managing Member

/s/ Jay R. Petschek
Jay R. Petschek

/s/ Steven Major
Steven Major